EXHIBIT 99.1

Vanguard Reports Fourth Quarter and Year-end Results

NASHVILLE, Tenn. – September 18, 2007 -- Vanguard Health Systems, Inc. (“Vanguard”) today announced results for the fourth quarter and fiscal year ended June 30, 2007.

Total revenues for the quarter ended June 30, 2007 were $651.1 million, an increase of $29.3 million or 4.7% from the prior year quarter. Patient service revenues increased $24.8 million from the prior year quarter.  Health plan premium revenues increased $4.5 million from the prior year quarter. The quarter over quarter increase in patient service revenues was attributable to a 1.6% increase in hospital adjusted discharges from continuing operations and a 5.0% increase in patient revenue per adjusted hospital discharge from continuing operations during the current year quarter compared to the prior year quarter. While patient volumes increased modestly quarter over quarter, Vanguard’s revenue growth during the current year quarter was limited by a payer mix shift from Medicare and commercial revenues to managed care and self-pay revenues in certain of our markets compared to the prior year quarter.

Vanguard reported a $5.6 million loss from continuing operations for the current year quarter compared to a $2.5 million loss from continuing operations during the prior year quarter.  Salaries and benefits as a percentage of total revenues increased to 41.7% during the current year quarter compared to 40.8% during the prior year quarter. Hospital-employed full time equivalents increased 4.4% quarter over quarter due to our efforts to staff new service lines at certain of our Arizona and San Antonio hospitals and to establish the infrastructure for our quality initiatives. Provision for doubtful accounts as a percentage of total revenues increased to 7.0% during the current year quarter compared to 6.0% during the prior year quarter. Self-pay revenues as a percentage of net patient revenues increased to 10.5% during the current year quarter compared to 8.7% during the prior year quarter, while self-pay discharges from continuing operations as a percentage of total discharges from continuing operations increased to 3.5% from 3.0% quarter over quarter.

Purchased services as a percentage of total revenues improved from 5.7% to 4.9% quarter over quarter primarily as a result of reductions in medical specialist fees and legal fees. Other operating expenses as a percentage of total revenues improved from 8.7% to 7.6% quarter over quarter primarily as a result of improved historical claims experience in our self-insured malpractice program and lower retrospectively rated premiums for our malpractice excess coverage.

During the current year quarter, Vanguard’s net loss was $9.6 million compared to a $13.6 million net loss during the prior year quarter. The decrease was primarily due to the decrease in quarter over quarter loss from discontinued operations, net of taxes.

Quarter over quarter Adjusted EBITDA was flat at $58.2 million. A reconciliation of Adjusted EBITDA to net loss as determined in accordance with generally accepted accounting principles for the quarters ended June 30, 2006 and 2007 is included in the attached supplemental financial information.

The consolidated operating results for the current year quarter reflect a 2.0% increase in discharges from continuing operations and a 1.6% increase in hospital adjusted discharges from continuing operations compared to the prior year quarter. The increase in quarter over quarter discharges from continuing operations is primarily attributable to the increased patient volumes at those San Antonio and Phoenix hospitals in which we recently completed projects to expand services and bed capacity. Demand for higher acuity services and elective procedures in our markets remains weak, and competition for these services continues to increase. Emergency room visits from continuing operations increased by 3.0% quarter over quarter, while outpatient surgeries from continuing operations declined slightly.

Total revenues for the year ended June 30, 2007 were $2,580.7 million, an increase of $162.1 million or 6.7% from the prior year period.  Patient service revenues and health plan premium revenues increased $135.7 million and $26.4 million, respectively, from the prior year period.  Total revenues during the current year period were positively impacted by period over period increases in hospital adjusted discharges from continuing operations, patient revenue per hospital adjusted discharge from continuing operations and emergency room visits from continuing operations and the impact of having a full twelve months of operations of Vanguard’s Medicare Advantage Plan in Arizona during the current year period.

Vanguard reported a loss from continuing operations of $113.6 million during the current year period compared to income from continuing operations of $23.5 million during the prior year period. The current year period loss from continuing operations is primarily attributable to the $123.8 million ($110.5 million, net of tax benefit) impairment charge recorded during December 2006 to write down goodwill related to Vanguard’s Chicago hospitals to fair value as previously disclosed. Net loss for the current year period was $132.7 million compared to net income of $12.9 million during the prior year period.

Adjusted EBITDA was $245.0 million for the current year period, a decrease of $9.7 million or 3.8% from the prior year period. A reconciliation of Adjusted EBITDA to net income (loss) as determined in accordance with generally accepted accounting principles for the years ended June 30, 2006 and 2007 is included in the attached supplemental financial information.

The consolidated operating results for the current year period reflect a 2.7% increase in discharges from continuing operations and a 1.5% increase in hospital adjusted discharges from continuing operations compared to the prior year period. Emergency room visits from continuing operations and outpatient surgeries from continuing operations increased 3.4% and 0.2%, respectively, period over period.

Cash flows from operating activities were $123.3 million for the current year period, a decrease of $26.0 million from the prior year period.  The decrease was primarily attributable to a $23.2 million growth in net accounts receivable from continuing operations, a $7.1 million reduction in cash flows from discontinued operations and a $6.5 million increase in interest payments during the current year period compared to the prior year period. Cash used in investing activities decreased to $118.5 million during the current year period compared to $245.4 million during the prior year period. The decrease was primarily due to a $111.2 million period over period decrease in capital expenditures from continuing operations as a result of the completion of most of Vanguard’s major expansion projects at various times during the current year period.

In June 2007, Vanguard ceased providing acute care services at Phoenix Memorial Hospital (“PMH”) and has begun leasing portions of the building to various third party healthcare providers under long-term operating leases. As a result of the change in use of this building, the acute care operations of PMH have been reclassified to discontinued operations for all periods presented. Discontinued operations, as presented in our consolidated statements of operations, now includes the operations of the California hospitals and medical office buildings sold in October 2006 and March 2006, respectively, and the PMH acute care operations.

“Our operating results remain pressured by generally weak demand for inpatient services, intense competition for outpatient services and rising uncompensated care and nursing salaries and benefits costs. We are pleased with the additional patient volumes we are starting to achieve with our recently completed expansion projects in San Antonio and Phoenix but realize that full implementation of these projects may take longer than we initially estimated. We do not expect these challenges to be resolved overnight but we remain committed to our quality of care initiatives that we believe will define our long-term success,” commented Charles N. Martin, Jr., Chairman and Chief Executive Officer.

Vanguard will host a conference call for investors at 11:00 am EDT on September 19, 2007. All interested investors are invited to access a live audio broadcast of the call, via webcast.  The live webcast can be accessed on the home page of Vanguard’s Web site at www.vanguardhealth.com by clicking on “Fourth Quarter Webcast” or at http://visualwebcaster.com/event.asp?id=42019. If you are unable to participate during the live webcast, the call will be available on a replay basis on Vanguard’s Web site www.vanguardhealth.com.  To access the replay, click on Fourth Quarter Webcast on Vanguard’s home page or later on the Latest News link on the Investor Relations page of www.vanguardhealth.com.

Vanguard owns and operates 15 acute care hospitals and complementary facilities and services in Chicago, Illinois; Phoenix, Arizona; San Antonio, Texas and Massachusetts. Vanguard also owns managed health plans in Chicago, Illinois and Phoenix, Arizona and two surgery centers in Orange County, California. Vanguard’s strategy is to develop locally branded, comprehensive healthcare delivery networks in urban markets. Vanguard will pursue acquisitions where there are opportunities to partner with leading delivery systems in new urban markets. Upon acquiring a facility or network of facilities, Vanguard implements strategic and operational improvement initiatives including expanding services, strengthening relationships with physicians and managed care organizations, recruiting new physicians and upgrading information systems and other capital equipment. These strategies improve quality and network coverage in a cost effective and accessible manner for the communities Vanguard serves.

This press release contains forward-looking statements within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include all statements that are not historical statements of fact and those statements regarding Vanguard’s intent, belief or expectations. Do not rely on any forward-looking statements as such statements are subject to numerous factors, risks and uncertainties that could cause Vanguard’s actual outcomes, results, performance or achievements to be materially different from those projected. These factors, risks and uncertainties include, among others, Vanguard’s high degree of leverage and interest rate risk; Vanguard’s ability to incur substantially more debt; operating and financial restrictions in Vanguard’s debt agreements; Vanguard’s ability to successfully implement its business strategies; Vanguard’s ability to successfully integrate its recent and any future acquisitions; the highly competitive nature of the healthcare business; governmental regulation of the industry including Medicare and Medicaid reimbursement levels; changes in Federal, state or local regulation affecting the healthcare industry; the possible enactment of Federal or state healthcare reform; pressures to contain costs by managed care organizations and other insurers and Vanguard’s ability to negotiate acceptable terms with these third party payers; the ability to attract and retain qualified management and personnel, including physicians and nurses; claims and legal actions relating to professional liabilities or other matters; changes in general economic conditions; Vanguard’s exposure to the increased amounts of and collection risks associated with uninsured accounts and the co-pay and deductible portions of insured accounts; Vanguard’s ability to maintain or increase patient membership and control costs of its managed healthcare plans;  the availability and terms of capital to fund the expansion of Vanguard’s business; the geographic concentration of Vanguard’s operations; the technological and pharmaceutical improvements that increase the cost of providing healthcare services or reduce the demand for such services; the timeliness of reimbursement payments received under government programs; the potential adverse impact of known and unknown government investigations; and those factors, risks and uncertainties detailed in Vanguard’s filings from time to time with the Securities and Exchange Commission, including, among others, Vanguard’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Although Vanguard believes that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by Vanguard that its objectives and plans anticipated by the forward-looking statements will occur or be achieved, or if any of them do, what impact they will have on Vanguard’s results of operations and financial condition.  Vanguard undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

VANGUARD HEALTH SYSTEMS, INC.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three months ended June 30,

	2006		2007

Patient service revenues	$521.0	83.8%	$545.8	83.8%
Premium revenues	100.8	16.2	105.3	16.2

Total revenues	621.8	100.0	651.1	100.0

Costs and expenses:
Salaries and benefits (includes stock compensation of $0.6 and $0.5, respectively)	253.6	40.8	271.3	41.7
Supplies	101.2	16.3	108.4	16.6
Medical claims expense	73.6	11.8	76.7	11.8
Provision for doubtful accounts	37.1	6.0	45.7	7.0
Purchased services	35.6	5.7	32.3	4.9
Rents and leases	9.1	1.5	9.6	1.5
Other operating expenses	54.0	8.7	49.4	7.6
Depreciation and amortization	30.9	4.9	32.3	5.0
Interest, net	26.7	4.3	31.1	4.8
Other expenses	4.6	0.7	1.6	0.2

Total costs and expenses	626.4	100.7	658.4	101.1

Loss from continuing operations before income taxes	(4.6)	(0.7)	(7.3)	(1.1)
Income tax benefit	(2.1)	(0.3)	(1.7)	(0.3)

Loss from continuing operations	(2.5)	(0.4)	(5.6)	(0.8)
Loss from discontinued operations, net of taxes	(11.1)	(1.8)	(4.0)	(0.6)

Net loss	$(13.6)	(2.2)%	$(9.6)	(1.4)%

VANGUARD HEALTH SYSTEMS, INC.
Consolidated Statements of Operations
(In millions)

	Year ended June 30,

	2006		2007

Patient service revenues	$2,043.6	84.5%	$2,179.3	84.4%
Premium revenues	375.0	15.5	401.4	15.6

Total revenues	2,418.6	100.0	2,580.7	100.0

Costs and expenses:
Salaries and benefits (includes stock compensation of $1.7 and $1.2, respectively)	991.4	41.0	1,067.9	41.4
Supplies	394.1	16.3	421.8	16.3
Medical claims expense	270.3	11.2	297.0	11.5
Provision for doubtful accounts	156.8	6.5	175.2	6.8
Purchased services	128.1	5.3	141.2	5.5
Rents and leases	33.9	1.4	37.4	1.4
Other operating expenses	191.0	7.9	196.4	7.6
Depreciation and amortization	100.3	4.1	118.6	4.6
Interest, net	103.8	4.3	123.8	4.8
Debt extinguishment costs	0.1	0.0	–	0.0
Impairment loss	–	0.0	123.8	4.8
Other expenses	9.1	0.4	2.8	0.1

Total costs and expenses	2,378.9	98.4	2,705.9	104.9

Income (loss) from continuing operations before income taxes	39.7	1.6	(125.2)	(4.8)
Income tax expense (benefit)	16.2	0.6	(11.6)	(0.4)

Income (loss) from continuing operations	23.5	0.9	(113.6)	(4.4)
Loss from discontinued operations, net of taxes	(10.6)	(0.4)	(19.1)	(0.7)

Net income (loss)	$12.9	0.5%	$(132.7)	(5.1)%

VANGUARD HEALTH SYSTEMS, INC.
Supplemental Financial Information (Unaudited)
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(In millions)

	Three months ended June 30,		Year ended June 30,

	2006	2007	2006	2007

Net income (loss)	$(13.6)	$(9.6)	$12.9	$(132.7)
Interest, net	26.7	31.1	103.8	123.8
Income tax expense (benefit)	(2.1)	(1.7)	16.2	(11.6)
Depreciation and amortization	30.9	32.3	100.3	118.6
Minority interests	0.2	0.6	2.6	2.6
Loss (gain) on disposal of assets	2.5	(0.2)	1.5	(4.1)
Equity method loss (income)	0.6	(0.1)	(0.2)	(0.9)
Stock compensation	0.6	0.5	1.7	1.2
Debt extinguishment costs	–	–	0.1	–
Monitoring fees	1.3	1.3	5.2	5.2
Impairment loss	–	–	–	123.8
Discontinued operations, net of taxes	11.1	4.0	10.6	19.1

Adjusted EBITDA (a)	$58.2	$58.2	$254.7	$245.0

(a)

Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, minority interests, gain or loss on the disposal of assets, equity method income or loss, stock compensation, debt extinguishment costs, merger expenses, monitoring fees, impairment loss and discontinued operations, net of taxes.  Adjusted EBITDA is not intended as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States.  Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.
Consolidated Balance Sheets
(In millions)

	June 30, 2006	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$123.6	$120.1
Restricted cash	–	6.2
Accounts receivable, net of allowance for uncollectible accounts of approximately $103.5 and $113.2 at June 30, 2006 and 2007, respectively	294.1	287.3
Inventories	45.3	46.8
Assets held for sale	52.1	–
Prepaid expenses and other current assets	45.9	57.7

Total current assets	561.0	518.1

Property, plant and equipment, net of accumulated depreciation	1,159.5	1,186.6
Goodwill	812.8	689.2
Intangible assets, net of accumulated amortization	69.0	68.0
Investments in and advances to affiliates	8.2	7.3
Other assets	40.0	62.2

Total assets	$2,650.5	$2,531.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$151.8	$144.1
Accrued salaries and benefits	78.5	75.0
Accrued health claims	44.0	57.2
Accrued interest	13.3	13.4
Other accrued expenses and current liabilities	72.1	64.0
Current maturities of long-term debt	8.3	8.0

Total current liabilities	368.0	361.7
Minority interests in equity of consolidated entities	9.4	9.3
Other liabilities	73.0	82.3
Long-term debt, less current maturities	1,510.9	1,520.7
Commitments and contingencies

Stockholders’ equity:
Common Stock	–	–
Additional paid-in capital	643.7	644.6
Retained earnings (deficit)	45.5	(87.2)

Total liabilities and stockholders’ equity	$2,650.5	$2,531.4

VANGUARD HEALTH SYSTEMS, INC.
Consolidated Statements of Cash Flows
(In millions)

	Year ended June 30,

	2006	2007

Operating activities:
Net income (loss)	$12.9	$(132.7)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Loss from discontinued operations	10.6	19.1
Depreciation and amortization	100.3	118.6
Provision for doubtful accounts	156.8	175.2
Deferred income taxes	8.5	(12.7)
Amortization of loan costs	4.0	4.5
Accretion of principal on senior discount notes	15.7	17.5
Loss (gain) on disposal of assets	1.5	(4.1)
Stock compensation	1.7	1.2
Debt extinguishment costs	0.1	–
Impairment loss	–	123.8
Changes in operating assets and liabilities from continuing operations:
Accounts receivable	(162.4)	(204.0)
Inventories	(5.2)	(1.9)
Prepaid expenses and other current assets	3.6	(23.3)
Accounts payable	2.4	7.4
Accrued expenses and other liabilities	(11.9)	31.1

Net cash provided by operating activities – continuing operations	138.6	119.7
Net cash provided by operating activities – discontinued operations	10.7	3.6

Net cash provided by operating activities	149.3	123.3
Investing activities:
Acquisitions, including working capital settlement payments	(1.2)	(0.2)
Capital expenditures	(275.5)	(164.3)
Proceeds from asset sales	11.1	9.5
Purchases of short-term investments	(128.4)	(120.0)
Sales of short-term investments	128.4	120.0
Other	0.6	2.0

Net cash used in investing activities – continuing operations	(265.0)	(153.0)
Net cash provided by investing activities – discontinued operations	19.6	34.5

Net cash used in investing activities	(245.4)	(118.5)
Financing activities:
Proceeds from long-term debt	175.0	–
Payments of long-term debt and capital leases	(31.4)	(8.0)
Payments to retire common stock and equity incentive units	(2.5)	(0.5)
Other	(0.6)	0.2

Net cash provided by (used in) financing activities	140.5	(8.3)

Net increase (decrease) in cash and cash equivalents	44.4	(3.5)
Cash and cash equivalents, beginning of period	79.2	123.6

Cash and cash equivalents, end of period	$123.6	$120.1

Net cash paid for interest	$101.3	$107.8

Net cash paid for income taxes	$2.1	$0.9

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics – Continuing Operations
(Unaudited)

	Three months ended June 30,

	2006	2007	% Change

Number of hospitals at end of period	15	15
Licensed beds at end of period	3,937	4,143
Discharges	40,667	41,497	2.0%
Adjusted discharges-hospitals	65,612	66,690	1.6%
Average length of stay	4.27	4.31	0.9%
Patient days	173,571	179,006	3.1%
Adjusted patient days-hospitals	280,038	287,680	2.7%
Patient revenue per adjusted discharge-hospitals	$7,448	$7,817	5.0%
Outpatient surgeries	19,428	19,271	(0.8)%
Emergency room visits	138,815	142,987	3.0%

Charity care as a percent of patient
service revenues	3.5%	3.6%

Provision for doubtful accounts as a percent
of patient service revenues	7.1%	8.4%

Net patient revenue payer mix:
Medicare	27.9%	27.2%
Medicaid	6.9%	7.0%
Managed care	52.5%	54.0%
Commercial	4.0%	1.3%
Self-pay	8.7%	10.5%

Total	100.0%	100.0%

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics – Continuing Operations
(Unaudited)

	Year ended June 30,

	2006	2007	% Change

Number of hospitals at end of period	15	15
Licensed beds at end of period	3,937	4,143
Discharges	162,446	166,873	2.7%
Adjusted discharges-hospitals	261,422	265,448	1.5%
Average length of stay	4.32	4.33	0.2%
Patient days	701,307	721,832	2.9%
Adjusted patient days-hospitals	1,128,603	1,148,233	1.7%
Patient revenue per adjusted discharge-hospitals	$7,332	$7,798	6.4%
Outpatient surgeries	76,437	76,606	0.2%
Emergency room visits	554,250	572,946	3.4%

Charity care as a percent of patient
service revenues	3.5%	4.0%

Provision for doubtful accounts as a percent
of patient service revenues	7.7%	8.0%

Net patient revenue payer mix:
Medicare	28.2%	26.4%
Medicaid	7.1%	8.6%
Managed care	51.2%	52.3%
Commercial	4.3%	3.0%
Self-pay	9.2%	9.7%

Total	100.0%	100.0%

Contact:    Vanguard Health Systems, Inc.
                   Aaron Broad, Director Investor Relations
                   (615) 665-6131